Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sally Beauty Holdings Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 (Registration No. 333-144427) of Sally Holdings LLC of our report dated December 6, 2007, with respect to the consolidated balance sheets of Sally Holdings LLC (prior to November 16, 2006, Sally Holdings, Inc.) and subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of earnings, cash flows and member’s/stockholder’s (deficit) equity for each of the years in the three-year period ended September 30, 2007, which report appears in the September 30, 2007 Annual Report on Form 10-K of Sally Holdings LLC. Our report refers to the adoption of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment in fiscal year 2006.

/s/ KPMG LLP

Dallas, Texas

December 6, 2007